ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number **00002431267-65**
Ross Miller Secretary of State State of Nevada	Filing Date and Time **09/22/2009 12:14 PM**
	Entity Number **C9449-1992**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Stratera, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article I. The name of the Corporation shall be Gulf West Investment Properties, Inc.
Article IV. The Corporation has effectuated, effective with the commencement of business on September 11, 2009, a 100 for 1 reverse stock split as to its shares of common stock outstanding as of the opening of business on September 11, 2009, which decreases the outstanding shares as of that date from 38,042,283 shares to 380,423 shares. Following the reverse split, the total number of shares of capital stock authorized that may be issued by the Corporation shall be THREE HUNDRED MILLION (300,000,000) shares of common stock with a par value of $0.001 per share and no other class of stock shall be authorized. Said shares may be issued by the Corporation from time to time for such considerations as may be fixed by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Unanimous

4. Effective date of filing: (optional) 9/11/09

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer GARY GAUTHIER - PRESIDENT

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.